  GORDON K.W. GEE
  Chartered Accountant #601 - 325 Howe Street Vancouver, BC V6C 1Z7
  An Incorporated Professional Telephone: (604) 689 - 8815 Facsimile: (604) 689 - 8838

  Email: gkwg@telus.net

  12 April 2006

  United States Securities and Exchange Commission

  450 Fifth Avenue, N.W.

  Washington, DC 20549

  Dear Sirs / Mesdames

  Regarding: Registration Statement on Form SB-2/A-3 - Breezer Ventures Inc., a Nevada Corporation

  CONSENT OF INDEPENDENT AUDITOR

  I consent to the reference to my firm under the caption "Experts" and to the use of my report dated 15 October 2005 on audited financial statements for the period from the inception date of 19 May 2005 to 30 September 2005, and as to related Note 1, included in the Registration Statement on Form SB-2 and related Prospectus of Breezer Ventures Inc. for the registration of shares of its common stock.

  Yours sincerely,

  /s/ "Gordon K.W. Gee"

  Gordon K.W. Gee Ltd.

  Chartered Accountant